EXHIBIT 17.1

Stephan V. Benediktson

NATHAN KALMAN TRYNIN

August 8, 2007

We hereby resign from the Board of Directors of Daleco Resources Corporation and from the Daleco offices of Chairman of the Board of Directors and Chief Executive Officer (SVB) and Vice Chairman of the Board of Directors (NKT).

Stephan V. Benediktson

Stephan V. Benediktson
by NKT

Nathan K. Trynin

Nathan K. Trynin